Exhibit 10.22

INTELLON CORPORATION

SEVERANCE AGREEMENT

This Severance Agreement and Appendix A (collectively the “Agreement”) is entered into as of [            ] (the “Effective Date”) by and between Intellon Corporation (the “Company”), and the undersigned executive (the “Executive”) (collectively referred to as the “Parties”). Capitalized terms not otherwise defined shall be defined in Section 8 herein.

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) believes it is in the best interests of the Company and its stockholders to provide Executive with certain severance benefits in the event Executive’s employment with the Company terminates under certain circumstances; and

WHEREAS, the Board believes it is imperative to provide Executive with certain severance benefits upon Executive’s termination following a Change in Control of the Company in order to provide Executive with enhanced financial security, incentive, and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

NOW, THEREFORE, in consideration of the mutual covenants herein, the Parties hereto agree as follows:

COVENANTS

1. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the Parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

3. Severance. Executive will be entitled to receive the severance benefits set forth in Appendix A attached hereto, subject to the terms and conditions of this Agreement, including Appendix A.

4. Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company is terminated by Executive voluntarily (other than for Good Reason within 12 months following a change in control) or by the Company for Cause, then: (a) Executive will not be entitled to receive the severance benefits set forth in Appendix A or any other severance benefits; and (b) all unvested stock options, restricted stock and other equity incentive awards (“Equity Incentive Awards”) then held by Executive, if any, shall automatically be forfeited as of the Termination Date, and the vesting of all such unvested Equity Incentive Awards shall terminate as of the Termination Date, unless a longer holding period and time for the exercise of such Equity Incentive Awards is permitted by the terms of the applicable equity incentive plan, or by the applicable award agreement thereunder, or by specific approval of the Board of Directors.

5. Accrued Compensation/Benefits upon Termination Date. Notwithstanding anything herein to the contrary, and regardless of whether the termination of Executive’s employment is the result of Good Reason or Cause or for any other reason, the Company shall pay Executive upon the first regular payroll date following the Termination Date: (a) all of Executive’s accrued but unpaid base salary through the Termination Date; (b) all cash incentive compensation that was fully earned under the applicable plan but was unpaid through the Termination Date; (c) all reasonable expenses incurred by Executive for business purposes through the Termination Date and timely and properly submitted for reimbursement according to Company policy; (d) an amount equal to Executive’s accrued but unused vacation time through the Termination Date subject to the limitations under the Company’s employment policies; and (e) any other benefits accrued through the Termination Date as provided by Company policy and required by applicable law.

6. Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination, then only that portion of the severance payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

7. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under this Agreement and benefits payable outside of this Agreement will be either:

a. delivered in full, or

b. delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section will be made in writing by the independent public accountants who are primarily used by the Company immediately prior to

Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

8. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s failure to substantially perform the duties of Executive’s position after Executive: (1) has received the Company’s written demand for performance specifying in reasonable detail the failure(s) complained of; (2) has been provided with fifteen (15) days to take corrective action; and (3) has failed to take corrective action reasonably acceptable to the Board of Directors of the Company (“Board”);

(ii) Any act in violation of the Company’s Code of Business Conduct that the Board reasonably, and in good faith, believes resulted in, or will result in, an adverse effect on the Company’s reputation or business;

(iii) Executive’s improper disclosure of the Company’s confidential, proprietary, or trade secret information;

(iv) Executive’s theft, dishonesty, or falsification of any Company records;

(v) Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes resulted in, or will result in, an adverse effect on the Company’s reputation or business;

(vi) Executive’s breach of any fiduciary duty owed to the Company that the Board reasonably believes resulted in, or will result in, a materially detrimental effect on the Company’s reputation or business.

(vii) Executive’s violation of the Company’s employment policies in a manner that is unlawful or that the Board reasonably believes resulted in, or will result in, a materially adverse effect on the Company’s employees, reputation or business; or

(viii) Executive’s habitual abuse of alcohol or any controlled substance, or reporting to work under the influence of alcohol or any controlled substance (other than a controlled substance which Executive is properly taking under a current prescription) in violation of the Company’s employment policies.

(b) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent, provided, however, that “Good Reason” shall not include acts which are cured by the Company within thirty (30) days from receipt by the Company of a written notice from Executive identifying in reasonable detail the act or acts constituting Good Reason, provided such notice is provided by Executive within ninety (90) days after learning of an act, failure or event that Executive alleges constitutes Good Reason hereunder:

(i) A significant reduction of Executive’s duties, position, or responsibilities relative to Executive’s duties, position, or responsibilities in effect immediately prior to such reduction;

(ii) A material diminution in Executive’s base salary, except for reductions that are in proportion to any salary reduction program approved by the Board, at least ninety (90) days prior to the earlier of (x) a Change in Control or (y) the effective date of any agreement entered into by the Company providing for a Change in Control, that affects a majority of the officers of the Company holding the title of vice president or above; or

(iii) A relocation of Executive’s primary place of employment to a location that is more than fifty (50) miles from the Company location at which the Executive performs most of his/her services immediately prior to such relocation.

(c) Change in Control. For purposes of this Agreement, “Change in Control” of the Company is defined as:

(i) The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities, except that any change in the beneficial ownership of the securities of the Company as a result of a private financing of the Company that is approved by the Board, shall not be deemed to be a Change in Control.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d) Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(e) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(f) Termination Date. For purposes of this Agreement, “Termination Date” will mean the date that Executive’s employment relationship with the Company or any Company subsidiary (unless Executive otherwise remains employed by the Company or another subsidiary of the Company) terminates.

9. Separation Agreement and General Release of Claims. Executive’s receipt of any severance benefits pursuant to Section 3 herein and Appendix A are entirely subject to Executive signing and not revoking a separation agreement and general release of claims in a customary form that is reasonably acceptable to the Company (“Separation and Release Agreement”), with such changes as may be reasonably necessary to cause such Separation and Release Agreement to reflect the Company’s obligations to Executive pursuant to this Agreement and Appendix A.

10. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement and the interpretation of its terms, or any disputes arising out of Executive’s employment by the Company and the termination of that employment, or Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a Single Arbitrator mutually acceptable to both parties. If the Parties cannot agree on an Arbitrator, then the moving party may file a Demand for Arbitration with the American Arbitration Association (“AAA”) in Orlando, Florida, who will be selected and appointed consistent with the AAA-Employment Dispute Resolution Rules, except that such Arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with AAA National Rules for the Resolution of Employment Disputes, supplemented by the Florida Rules of Civil Procedure. The Parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Employee Agreement.

11. Assignment. This Agreement will be binding upon, and inure to the benefit of: (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

13. Integration. This Agreement represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes and replaces all prior or contemporaneous agreements whether written or oral; provided, however, that in the event of any conflict between the provisions of this Agreement and the provisions of the 2000 Employee Incentive Plan, the 2007 Equity Incentive Plan or any successor equity incentive plan or any award agreements under any such plan, the provisions of such plans and award agreements shall prevail if such provisions are more favorable to Executive. This Agreement shall not supersede or replace either (i) Executive’s Employee Agreement entered into with the Company or (ii) provisions not related to the subject matter of this Agreement contained in the offer letter entered into between the Company and Executive. This Agreement supersedes and replaces the Transaction Incentive Plan and Executive shall have no further rights to benefits under the Transaction Incentive Plan.

14. Modification. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by the Executive and the President or Chief Executive Officer of the Company.

15. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

16. Governing Law. This Agreement will be governed by the laws of the State of Florida with the exception of its conflict of laws provisions.

17. Acknowledgment. Executive acknowledges that he/she has had the opportunity to discuss this matter with and obtain advice from an attorney, has carefully read and fully understands all of the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

18. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year set forth below:

COMPANY:

INTELLON CORPORATION

By:	Date:

Title:

EXECUTIVE:

Date:

Print Name

Attachment: Appendix A

[Form of agreement for Brian McGee.]

APPENDIX A

INTELLON CORPORATION SEVERANCE AGREEMENT

________________________ (the “Executive”) has entered into the attached Severance Agreement with Intellon Corporation (the “Company”). This Appendix A is part of the Severance Agreement and sets forth the severance benefits to which Executive is entitled pursuant to Section 3 of the Severance Agreement:

Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control. If Executive’s employment is terminated: (i) by the Company without Cause or by Executive for Good Reason (as defined in the Severance Agreement) and (ii) the termination occurs on a date within twelve (12) months following a Change in Control (as defined in the Severance Agreement), then, subject to Section 9 of the Severance Agreement, Executive will receive the following:

1)	continued base salary, less applicable withholdings, for a period of fifteen (15) months starting from the first regular payroll date following Executive’s Termination Date (as defined in the Severance Agreement), and according to the Company’s regular payroll practices for senior management (but not less frequently than monthly);

2)	an amount equal to Executive’s annual incentive cash bonus at the target level in effect at Executive’s Termination Date, less applicable withholdings, prorated for fifteen (15) months and paid over a fifteen (15) month period following Executive’s Termination Date. The Company shall pay these amounts in equal installment payments according to the Company’s regular payroll practices for senior management (but not less frequently than monthly);

3)	reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents to the extent the premiums for such dependants were paid by the Company at the Termination Date) under the Company’s health plans payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”)) until the earlier of (i) fifteen (15) months or (ii) the date upon which Executive and Executive’s eligible dependents become covered under similar plans;

4)	full accelerated vesting of all of Executive’s then outstanding, unvested Equity Incentive Awards (as defined in the Severance Agreement) such that all of Executive’s unvested Equity Incentive Awards subject to vesting shall immediately vest, and the restrictions on all of Executive’s Equity Incentive Awards subject to restriction shall immediately lapse, as of the Termination Date. The period of time for Executive to exercise any Equity Incentive Awards shall otherwise be as set forth in the applicable plan or award agreement governing such Equity Incentive Award.

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Termination Without Cause other than in Connection with a Change in Control. If Executive’s employment is terminated by the Company without Cause, and such termination does not occur on a date within twelve (12) months following a Change in Control, then, subject to Section 9 of the Severance Agreement, Executive will receive the following:

1)	continued base salary, less applicable withholdings, for a period of twelve (12) months starting from the first regular payroll date following Executive’s Termination Date, and according to the Company’s regular payroll practices for senior management (but not less frequently than monthly);

2)	an amount equal to Executive’s annual incentive cash bonus at the target level in effect at Executive’s Termination Date if the termination of employment occurs during 2007 or after the Company’s initial public offering (or if the Termination Date occurs after 2007 but before the Company’s initial public offering, an amount, which shall be annualized if such amount was prorated due to less than a full year of service, equal to the annual incentive cash bonus paid to Executive with respect to the calendar year ended immediately prior to the calendar year during which such Termination Date occurs), less applicable withholdings, and paid over a twelve (12) month period following the Termination Date. The Company shall pay these amounts in equal installment payments according to the Company’s regular payroll practices for senior management (but not less frequently than monthly); and

3)	reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents to the extent the premiums for such dependants were paid by the Company at the Termination Date) under the Company’s health plans payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA) until the earlier of (i) twelve (12) months or (ii) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

By their signatures below, the Company and the Executive agree that this Appendix A is subject to all of the terms and is part of the attached Severance Agreement:

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INTELLON CORPORATION

By:	Date:

Title:

EXECUTIVE:

Date:

Print Name

3 of 3

[Form of agreement for William Earnshaw and William Casby.]

APPENDIX A

INTELLON CORPORATION SEVERANCE AGREEMENT

________________________ (the “Executive”) has entered into the attached Severance Agreement with Intellon Corporation (the “Company”). This Appendix A is part of the Severance Agreement and sets forth the severance benefits to which Executive is entitled pursuant to Section 3 of the Severance Agreement:

Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control. If Executive’s employment is terminated: (i) by the Company without Cause or by Executive for Good Reason (as defined in the Severance Agreement) and (ii) the termination occurs on a date within twelve (12) months following a Change in Control (as defined herein), then, subject to Section 9 of the Severance Agreement, Executive will receive the following:

1)	continued base salary, less applicable withholdings, for a period of twelve (12) months starting from the first regular payroll date following Executive’s Termination Date (as defined in the Severance Agreement), and according to the Company’s regular payroll practices for senior management (but not less frequently than monthly);

2)	an amount equal to Executive’s annual incentive cash bonus at the target level in effect at Executive’s Termination Date, less applicable withholdings, prorated for twelve (12) months and paid over a twelve (12) month period following the Termination Date. The Company shall pay these amounts in equal installment payments according to the Company’s regular payroll practices for senior management (but not less frequently than monthly);

3)	reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents to the extent the premiums for such dependants were paid by the Company at the Termination Date) under the Company’s health plans payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”)) until the earlier of (i) twelve (12) months or (ii) the date upon which Executive and his/her eligible dependents become covered under similar plans; and

4)	full accelerated vesting of all of Executive’s then outstanding, unvested Equity Incentive Awards (as defined in the Severance Agreement) such that all of Executive’s unvested Equity Incentive Awards subject to vesting shall immediately vest, and the restrictions on all of Executive’s Equity Incentive Awards subject to restriction shall immediately lapse, as of the Termination Date. The period of time for Executive to exercise any Equity Incentive Awards shall otherwise be as set forth in the applicable plan or award agreement governing such Equity Incentive Award.

Termination Without Cause other than in Connection with a Change in Control. If Executive’s employment is terminated by the Company without Cause, and such termination does not occur on a date within twelve (12) months following a Change in Control, then, subject to Section 9 of the Severance Agreement, Executive will receive the following:

1)	continued base salary, less applicable withholdings, for a period of nine (9) months (or four and one-half (4.5) months if the termination of employment occurs prior to the Company’s initial public offering) starting from the first regular payroll date following Executive’s Termination Date, and according to the Company’s regular payroll practices for senior management (but not less frequently than monthly); and

2)	reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents, to the extent the premiums for such dependants were paid by the Company at the Termination Date) under the Company’s health plans payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA) until the earlier of (i) nine (9) months (or four and one-half (4.5) months if the termination of employment occurs prior to the Company’s initial public offering) or (ii) the date upon which Executive and his/her eligible dependents become covered under similar plans.

By their signatures below, the Company and Executive agree that this Appendix A is subject to all of the terms and is part of the attached Severance Agreement:

INTELLON CORPORATION

By:	Date:

Title:

EXECUTIVE:

Date:

Print Name